UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2006

AsiaInfo Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15713	752506390
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, China

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 8216 6688

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 20, 2006, the Compensation Committee of the Board of Directors of AsiaInfo Holdings, Inc. (the “Company”) approved a stock unit awards program under the Company’s 2005 Stock Incentive Plan (the “Plan”). Under this program, 1,995,000 stock unit awards have been granted to certain officers and employees of the Company. Mr. Steve Zhang, the Company’s Chief Executive Officer, received an award consisting of 300,000 units.

Unlike previous stock awards granted by the Company, the new awards will vest based on performance-based criteria, provided the award holder continues to be an employee or service provider to the Company at the time the performance goals are met. The total number of performance stock units subject to each award shall be allocated among five performance goals, as set forth in a model Performance Stock Unit Award Agreement. Each performance stock unit represents the contingent right of the participant to receive a payment in respect of a share of common stock, whether in shares, cash, or a combination thereof, subject to the terms and conditions of the Performance Stock Unit Award Agreement.

The plan administrator shall determine (on the basis of the extent to which the relevant performance goals were attained) the extent to which the performance stock units shall vest.

The purpose of these new awards is to incentivize the Company’s employees and better-align their interests with shareholder interests.

The model form of Performance Stock Unit Award Agreement is filed herewith.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

Exhibit	Description
10	Form of Asiainfo Holdings, Inc. Performance Stock Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AsiaInfo Holdings, Inc.

Date: November 28, 2006	By:	/s/ Ying Han
	Name:	Ying Han
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10	Form of Asiainfo Holdings, Inc. Performance Stock Unit Award Agreement